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                                                                      EXHIBIT 99



SULPHCO ANNOUNCES $2.6 MILLION PRIVATE PLACEMENT

RENO, Nev., June 3, 2004 /PRNewswire-FirstCall via COMTEX/ -- SulphCo, Inc. (OTC Bulletin Board: SLPH), announced today that it has entered into a securities purchase agreement to sell up to $2.6 million of units of its securities in a private placement to certain institutional and individual investors.

At the initial closing of the placement, the investors will purchase $1.3 million of units. Under the terms of the placement the investors will have the right to purchase up to an additional $1.3 million of units at any time prior to October 31, 2004, and SulphCo will also have the right to require the investors to purchase the additional $1.3 million of units by October 31, 2004 if SulphCo enters into a collaboration agreement with a major international oil producer on terms satisfactory to the investors. The closings are subject to customary closing conditions.

Each unit has a purchase price of $0.90 and consists of one share of common stock, a warrant entitling the purchaser to purchase 0.35 shares of common stock at $1.125 per share, and an additional investment right entitling the purchaser to purchase up to two additional shares at a purchase price of $0.90 per share and a warrant to purchase up to 0.35 shares at $1.125 per share for each additional share acquired under the additional investment right. The additional investment rights are exercisable by the investors at any time until 180 trading days following the effective date of the registration statement to be filed with the SEC. The warrants are exercisable for up to 30 months following the date of issuance. The Company has agreed to file a registration statement with the Securities and Exchange Commission within 30 days of the initial closing to register the resale of common stock acquired by the investors under the units.

"As we move from development to commercialization, we felt it was prudent to further strengthen our financial resources through a small stock offering. We are confident that we have ample financial resources sufficient to pursue a wide range of technology roll-out strategies, thereby broadening our options with potential technology licensing partners," said Dr. Rudolf Gunnerman, Chairman and CEO of SulphCo.

About SulphCo, Inc.

SulphCo's patented process employs ultrasound technology to desulfurize and upgrade crude oil and other oil related products. Unlike other sulfur removal technologies, SulphCo's process requires no pressure and low heat. SulphCo's technology is intended to assist refiners and producers of crude oils in upgrading the quality of their product prior to utilizing the product in a refinery.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

CONTACT:

Rudolf Gunnerman of SulphCo, Inc., +1-775-829-1310